Exhibit 99.1
Rural Cellular Corporation
Announces
Preliminary First Quarter 2006 Financial Results

April 26, 2006 — ALEXANDRIA, Minn. — Rural Cellular Corporation (“RCC” or “the Company”) (NASDAQ: RCCC) announces today certain preliminary financial and customer results for the first quarter of 2006. The Company plans to release final financial and operating results for the first quarter and conduct its quarterly teleconference call on May 8, 2006.
Richard P. Ekstrand, president and chief executive officer, commented: “This quarter’s roaming revenue reflects the continuing success of our new technology networks. On the customer front, we are again encouraged by our year over year improvement in local service revenue per customer driven in part by the increasing demand for our data services. As we enter the spring and summer months of 2006, we anticipate significant progress in our new technology handset transition and continued improvement in retention.”
Combined service revenue and roaming revenue for the quarter increased 11% to $126.8 million. Average monthly revenue per customer (calculated by dividing service and roaming revenue (not including regulatory pass-through fees and other adjustments for the three months ended March 31, 2006 and 2005 of $5.0 million and $5.4 million, respectively) by the monthly average postpaid customers for the quarter) for the three months ended March 31, 2006 and 2005 was $69 and $58, respectively.
RCC’s service revenue increased to $96.0 million for the first quarter of 2006, reflecting local service revenue per customer (calculated by dividing service revenue (not including regulatory pass-through fees and other adjustments for the three months ended March 31, 2006 and 2005 of $5.0 million and $5.4 million, respectively) by the monthly average postpaid customers for the quarter) of $51 as compared $47 last year at this time. USF payments this quarter increased to $11.3 million. Including wholesale, customers decreased by 7,791 and totaled 697,811 at March 31, 2006. Postpaid retention for the quarter was 97.4%. At March 31, 2006, 57% of the Company’s postpaid customers were using new technology handsets as compared to 47% at December 31, 2005.
Reflecting a 92% increase in outcollect roaming minutes, together with an outcollect roaming yield of $0.11, the Company’s roaming revenue increased to $30.8 million. During the quarter, 92% of the Company’s roaming minutes came from new technology handsets compared to 60% during the first quarter of 2005.
Depreciation and amortization, stock-based compensation, and operating income for the first quarter of 2006 were $29.4 million, $63,000, and $24.1 million, respectively.
At March 31, 2006, the Company had $55.2 million in cash and cash equivalents and $87.1 million in short-term investments. Capital expenditures for the first quarter were $12.8 million.
In March 2006, the Company repurchased an aggregate of 4,560 shares of its senior exchangeable stock for an aggregate of $5.5 million. The corresponding gain of $173,000, not including transaction commissions and other related fees, will be recorded as a reduction of interest in the Company’s first quarter statement of operations.
Rural Cellular Corporation, based in Alexandria, Minnesota, provides wireless communication services to Midwest, Northeast, South and Northwest markets located in 15 states. For additional information on the Company and its operations, please visit its Web site at www.unicel.com.
Forward Looking Statements
Statements about RCC’s future prospects are forward-looking and, therefore, involve certain risks and uncertainties, including but not limited to: competitive considerations, success of customer enrollment and retention initiatives, the ability to increase wireless usage and reduce customer acquisition costs, the ability to deploy new network technology on a timely basis, the ability to service debt, and other factors discussed in RCC’s Report on Form 10-K for the year ended December 31, 2005 and from time to time in its other filings with the Securities and Exchange Commission.

Contact:	Chris Boraas, Investor Relations Director — Equity (320) 808-2451 Suzanne Allen, Treasurer — Preferred Securities and Debt (320) 808-2156
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